EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Go2Net, Inc. for the registration of 686,900 shares of its common stock and to the incorporation by reference therein of our reports (a) dated November 9, 1998, with respect to the financial statements of Go2Net, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1998, (b) dated June 18, 1999 with respect to the financial statements of Haggle Online, Inc. and USAOnline, Inc. included in Go2Net, Inc.'s Current Report on Form 8-K/A filed on July 2, 1999, and (c) dated June 25, 1999 with respect to the financial statements of IQC Corporation included in Go2Net, Inc.'s Current Report on Form 8-K/A filed on July 27, 1999, all filed with the Securities and Exchange Commission.


Seattle, Washington                         Ernst & Young LLP
September 2, 1999